Exhibit 10.6

Weston Capital Quest Corporation

P. O. Box 267175, Weston, FL 33326 Phone: 954 384-4092 Fax: 954 384-4567

AGREEMENT FOR CONSULTING SERVICES

This agreement is entered into this of November, 2007 by and between Rock Energy Partners L.P. (hereinafter referred to as CLIENT) and Weston Capital Quest Corporation (hereinafter referred to WCQ).  To simplify the language in this Agreement, CLIENT also means any division, affiliate or principal of Rock Energy Partners L.P. and/or Rocky Emery.

1.              CLIENT hereby retains WCQ as their Consultant to:

a.              Assist CLIENT in identifying a suitable OTC.BB corporation (hereinafter referred to as OTC.BB) for use as a vehicle for going public. This can be in the form of merger, share exchange or purchase.

b.              Review and assist CLIENT in revising its business plan.

c.               Assist in locating potential underwriters, market makers, and IR firms once the company has gone public.

2.              The term of this agreement is for a period of twenty (24) months. WCQ shall be entitled to the fees described in Section 4 below in the event CLIENT, within 24 months from the expiration of this Agreement, consummates a transaction with any person or entity introduced to CLIENT by WCQ during the term of this Agreement.

3.              CLIENT agrees to submit promptly all documentation reasonably requested by WCQ, subject to any limitation under securities or other applicable law, such as financial statements, documents of incorporation, IRS reports and filings, company history, legal issues, or any information pertaining to the CLIENT.

4.              CLIENT agrees to pay for WCQ services as follows:

a.              For finding an OTC.BB acceptable to CLIENT, with Cash on hand of a minimum of  $500,000. in the OTC.BB, the fee payable to WCQ will be $625,000.  A fee of $50,000. is due and payable to WCQ upon signing this agreement. This fee is not refundable but will be credited towards the $625,000. fee for the OTC.BB or any other OTC.BB acceptable to the CLIENT. The remainder of the fee due WCQ totaling $575,000., is to be placed in escrow, with WCQ’s attorney, at the time of signing a Letter of Intent to merge, acquire or exchange shares with the OTC.BB, as applicable, and will be disbursed to WCQ upon signing a Merger, Purchase or Share Exchange Agreement, as applicable, between CLIENT and the OTC.BB. All fees are to be paid by wire or Certified Funds. In addition, Three Percent (3%) of the post merger, fully diluted, and outstanding stock will be issued to WCQ upon closing the Merger, Acquisition or Share Exchange agreement and such stock will have anti-dilution rights for a period of two (2) years.. In the event CLIENT, or its successors, elects to file a registration with the SEC  following the closing of the Merger, Acquisition or Share Exchange agreement CLIENT hereby grants to WCQ “piggyback “ registration rights on the shares of Common Stock to be issued to WCQ herein.

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Shares of stock in the new merged entity will not be issued until all fees are paid to WCQ.

5.              Subsequent to the Merger, the current Shareholders of the OTC.BB will retain approximately 7%  of the fully diluted post merger stock (to be negotiated between CLIENT and Stockholders of the public corporation), WCQ will be issued Three Percent (3%) of the fully diluted post merger shares outstanding under the terms outlined in item 4. a. above. CLIENT will be responsible for all fees relating to the merger, any subsequent public offering, including, but not limited to, accounting, legal, Underwriting, Blue Sky, stock exchange listings, investor relations and other required expenditures.

6.              CLIENT understands that any offering will result in further dilution (issuance of stock).

7.              The CLIENT fully understands that WCQ are not Lenders, Brokers, Dealers, Investment Bankers, Underwriters, Securities Sales Agents in any form. WCQ may not by law, solicit the sale of any securities for any compensation whatsoever.  WCQ is a financial consulting firm and not a Broker/Dealer or Underwriter.

8.              CLIENT understands that WCQ makes no claims as to its ability to raise money for CLIENT and that all efforts to raise capital are on a reasonable best efforts basis.  Furthermore, CLIENT acknowledges that WCQ has advised CLIENT to make its own investigation of any party introduced to CLIENT by WCQ.  WCQ shall not be liable for any act or omission of any third party introduced to CLIENT by WCQ.

9.              CLIENT understands that WCQ must rely upon the information supplied to WCQ by its members, managers, officers, directors, agents and employees. Therefore, the CLIENT agrees to defend, indemnify, hold harmless WCQ, its officers, directors, agents and employees from and against any and all claims, losses, damages, costs and expenses (including attorneys fees incurred in defending or contesting any such claim) arising out of: (i) a breach of any of the covenants, representations of CLIENT hereunder; and (ii) any inaccuracy or incompleteness of any information supplied to WCQ by CLIENT; and (iii) any breach by CLIENT of any state or federal securities, franchise or business opportunity law; and (iv) any act or omission of CLIENT.

10.       CLIENT agrees to sign a NONDISCLOSURE AND NONCIRCUMVENTION AGREEMENT with WCQ, a copy of which is attached hereto as Exhibit “A”.  CLIENT agrees to deal solely with and through WCQ in dealing with any potential merger partner, investor, lender, investment banker, or other third party introduced to CLIENT by WCQ.

11.       CLIENT hereby represents and warrants as follows:

i.                  CLIENT is a Limited Partnership, validly existing and in good standing in all states in which it does business;

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ii.               All facts, figures and other information provided to WCQ by CLIENT are true and correct.

iii.            CLIENT will keep WCQ advised of all dealings with third parties regarding any potential mergers, stock issuance, or loans secured by CLIENT.

12.       This agreement shall be construed in accordance with the laws of the State of Florida.

13.       Any claim, controversy, dispute, or claim between the parties arising out of this Agreement shall be resolved by binding arbitration in Broward County, Florida in accordance with the commercial rules of the American Arbitration Association.  The prevailing party in any such arbitration proceeding shall be entitled to their costs, expenses and attorneys fees incurred in connection with such arbitration proceeding.  Judgment on the award of the arbitrator shall be final and binding and may be entered in any court having jurisdiction over the award.

It is hereby agreed that the terms and conditions are satisfactory to all parties and they set their hands and seal to this Agreement this 14th day of November, 2007.

FOR: Rock Energy Partners L.P.	FOR: Weston Capital Quest Corporation

/s/ Rocky Emery	/s/ Joe Rotmil
Mr. Rocky Emery	Mr. Joe Rotmil
CEO & Individually	President

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Weston Capital Quest Corporation

P. O. Box 267175, Weston, FL 33326   Phone: 954 384-4092  Fax: 954 384-4567

NON-DISCLOSURE AND NON-CIRCUMVENTION AGREEMENT

It is understood that a business relationship may be established between, Weston Capital Quest Corporation, a Florida corporation, (hereinafter referred to as “WCQ”) and Rock Energy Partners L.P. (hereinafter referred to as “Recipient”) and it will be necessary for WCQ to furnish to Recipient certain confidential, proprietary information which WCQ regards as valuable and confidential (hereinafter the “Information”).

In consideration of the foregoing, and in order to induce WCQ to furnish certain Information to Recipient, Recipient agrees that it will use the Information solely in connection with the contemplated business relationship and that it will not disclose it to others, except employees and agents of Recipient who are required by their duties to have knowledge thereof.  All employees and agents of Recipient who have received any Information shall be instructed as to its confidential nature and shall agree not to disclose the Information for any purpose not related to the contemplated business relationship. The undersigned agrees to use at least the same degree of care to avoid disclosure or use of such Information as they employ with respect to their own proprietary, confidential information of like importance.

Neither Recipient nor any of its employees or agents will disclose any of the Information to any person or entity without the prior written consent of WCQ, except as required by applicable law or legal process, as to which Recipient will give WCQ prompt notice and consult with WCQ on the advisability of seeking a protective order or other means to preserve the confidential treatment of such non-public Information required to be disclosed.

Recipient agrees not to make any copies or reproduce in any manner whatsoever any or all of the Information.

Recipient agrees to indemnify and hold WCQ harmless from and against any and all losses, damages, costs and expenses including, without limitation, any and all reasonable fees and disbursements to legal counsel (whether incurred in connection with suit, appeal or otherwise) paid, incurred or suffered by WCQ as the result of, arising from or in connection with the breach or violation of any of the covenants and agreements set forth herein.

Nothing herein shall obligate either party to disclose to the other any Information, and except as otherwise provided herein, nothing herein shall obligate either party to enter into any other agreement or arrangement with the other.

At the conclusion of the relationship, or earlier upon request of WCQ, Recipient shall return to WCQ all documents, memoranda, notes and other writings constituting the Information supplied and will not retain any copies, extracts or other reproductions of such documents, in whole or in part.

Recipient agrees that for a period of two (2) years from the date of this Agreement, it will not, directly or indirectly, utilize the Information to the detriment of WCQ.  In particular, but not in limitation of the foregoing, Recipient shall not enter into any agreements or transactions with any person or entity introduced to Recipient by WCQ, directly or indirectly, without the prior written consent of WCQ.

Recipient agrees not to circumvent, avoid or bypass WCQ, either directly or indirectly, for the payment of fees, commissions or other benefit, either financially or otherwise, from Information supplied to Recipient or individuals or business entities introduced to Recipient by WCQ.

As used in this Agreement, the term “Information” shall include but not be limited to names, addresses, telephone numbers and contact information of potential lenders, investors, investment bankers, and similar financial professionals, all information processes, methods practices, fabrications, techniques, technical plans, computer programs and related documentation, marketing plans, financial information, copyright material and other written materials, and any other compilations of information, in whatever form contained, which relate to the proposed business relationship between WCQ and Recipient, which have not otherwise been disclosed by WCQ to the general public, and which have been delivered or otherwise disclosed to Recipient.

The term “Information” shall not include information that:

(a) is part of the public domain prior to the date of disclosure by WCQ to Recipient;

(b) becomes part of the public domain not due to any unauthorized act by or omission of Recipient after the date of disclosure by WCQ; or

(c) Recipient can demonstrate it had independently developed or had knowledge prior to disclosure to it by WCQ.

Recipient acknowledges and agrees that WCQ’s remedy at law for any breach under this Agreement would be inadequate and therefore agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision of this Agreement or any threatened breach thereof, without the necessity of proof of inadequate remedy at law or actual damage, and without being required to post a bond.  If the scope of any restriction contained in this Agreement is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and the undersigned agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

Recipient’s obligations under this Agreement shall survive the termination of the business relationship, if any, between WCQ and Recipient, regardless of the manner of such termination and shall be binding upon the Recipient and shall inure to the benefit of WCQ, their heirs, personal representatives, successors and assigns.

No failure or delay by WCQ in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege granted hereunder.

This Agreement contains the complete and entire understanding of the parties with regard to the subject matter hereof and supersedes all prior discussions, proposals, agreements or understandings, either written or oral, between the parties relating to the subject matter hereof.

This Agreement shall be governed by the laws of the State of Florida.  Venue for any litigation between the parties hereto with respect to the subject matter hereof shall be proper only in Broward County, Florida.  The prevailing party in any such litigation shall be entitled to reimbursement of its costs and reasonable attorney’s fees incurred in connection with such litigation in addition to any other relief to which it may be granted.

This Agreement may not be amended except in writing signed by an authorized representative of the respective parties.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall constitute one and the same agreement. Signed copies of this Agreement may be transmitted by facsimile machine, and such signed copies transmitted via facsimile machine shall be deemed as originals.

In witness whereof, the parties have executed this Agreement as of the date indicated below their respective signatures.

Weston Capital Quest Corporation		Rock Energy Partners L.P.
Joe Rotmil, President		Rocky Emery, CEO & Individually

By:	/s/ Joe Rotmil	By:	/s/ Rocky Emery

Date:	November 14, 2007	Date:	November 14, 2007

WESTON CAPITAL QUEST CORPORATION

December 17, 2007

Rocky Emery

CEO

Rock Energy Partners, LP

Dear Rocky:

Weston Capital Quest Corporation (WCQ) has agreed to remove the 2 year anti-dilution provision from our Consulting agreement with Rock Energy Partners, LP dated November 14, 2007.

The remainder of our agreement remains in full force as agreed.

Very truly yours,

/s/ Joe Rotmil
Joe Rotmil

President

P.O. Box 267175, Weston, FL 33326 Tel: 954 384-4092 Fax:  954 384-4567 E-mail:  wcq@bellsouth.net